Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Cutera, Inc.
Ron Santilli
Chief Financial Officer
415-657-5500

Investor Relations
John Mills
Integrated Corporate Relations, Inc.
310-954-1100
john.mills@icrinc.com

Cutera Reports First Quarter 2010 Results

BRISBANE, Calif., May 3, 2010 -- Cutera, Inc. (NASDAQ: CUTR), a leading provider of laser and other energy-based aesthetic systems for practitioners worldwide, today reported financial results for the first quarter ended March 31, 2010.

First quarter 2010 revenue was $13.7 million, compared to $14.4 million in the same period last year.  Net loss for the first quarter of 2010 was $2.0 million, or $0.15 per diluted share.

Kevin Connors, President and CEO of Cutera, stated, “Historically, our first quarter revenue is seasonally the lowest compared to the other quarters during a fiscal year.  During the first quarter of 2010, our international revenue increased 14%, compared to the first quarter of 2009, however, our US revenue decreased on a year-over-year basis. Even though several industry reports indicate that our customers continue to experience strong patient demand from our products, the U.S. market continues to remain challenging as many of our prospective customers remain reluctant to purchase capital equipment.”

“Our sales and marketing expenses decreased to $6.4 million, or 46% of revenue, compared to $7.0 million, or 49% of revenue, in the first quarter of 2009.  This $642,000 improvement was due primarily to our 2009 restructuring efforts.  On a sequential basis, our sales and marketing expenses increased $261,000 from the fourth quarter of 2009, due primarily to seasonal expenses associated with our largest trade show of the year and our annual sales meeting. In addition, we added a few new sales and marketing functions in the first quarter of 2010 to increase our focus on revenue growth.”

“During the quarter, we made progress in the implementation of our strategic alliances with Obagi Medical Products, Inc. (NASDAQ: OMPI) and Sound Surgical Technologies LLC.  We trained our applicable sales and service teams, enhanced our marketing plans, invested in inventories, and established our infrastructure to integrate these exciting new products through the international side of our organization.  In February 2010, we commenced shipments of Obagi Medical’s physician dispensed cosmeceutical products in Japan and are planning to launch the Vaser ultra-sound assisted liposuction device during the second quarter of this year.  We believe these alliances will leverage our distribution network, enhance our product offering and increase revenue in selected international markets.”

Mr. Connors added, “We remain focused on key initiatives to increase future revenue levels and leverage our business model, which we expect will result in improved profitability.  While the near-term prospects for our industry are difficult to predict, we believe that our worldwide distribution network, strong balance sheet with $103.4 million in cash and investments – with no debt – a broad portfolio of products, and various research and development projects underway, offer continuing, long-term opportunities for our company.”

Conference Call:

The conference call to discuss these results is scheduled to begin at 2:00 p.m. PT (5:00 p.m. ET) on May 3, 2010. The call will be broadcast live over the Internet hosted at the Investor Relations section of Cutera's website at www.cutera.com, and will be archived online within one hour of its completion through 8:59 p.m. PT (11:59 p.m. ET) on May 17, 2010. In addition, you may call (877) 407-0784 to listen to the live broadcast. Participating in the call will be Kevin Connors, President and Chief Executive Officer, and Ron Santilli, Executive Vice President and Chief Financial Officer.

About Cutera, Inc.

Brisbane, California-based Cutera is a leading provider of laser and other energy-based aesthetic systems for practitioners worldwide. Since 1998, Cutera has been developing innovative, easy-to-use products that enable physicians and other qualified practitioners to offer safe and effective aesthetic treatments to their patients. For more information, call 1-888-4CUTERA or visit www.cutera.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning Cutera's ability to leverage its business model, increase revenue, manage costs and expenses, generate additional cash, increase profitability, develop and commercialize existing and new products and applications, and statements regarding long-term prospects and opportunities are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties, which may cause Cutera's actual results to differ materially from the statements contained herein.  Potential risks and uncertainties that could affect Cutera's business and cause its financial results to differ materially from those contained in the forward-looking statements include the current economic uncertainty, which may reduce consumer demand for its products, cause potential customers to delay their purchase decisions and make it more difficult for some potential customers to obtain credit financing; its ability to increase revenue, manage costs and expenses and improve sales productivity and  performance worldwide; its ability to successfully develop and acquire new products and applications and market them to both its installed base and new customers; the length of the sales cycle process; unforeseen events and circumstances relating to its operations; government regulatory actions; and those other factors described in the section entitled, “Risk Factors,” in its most recent Form 10-Q as filed with the Securities and Exchange Commission on May 3, 2010. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Cutera undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events. Cutera's first quarter ended March 31, 2010 financial performance, as discussed in this release, is preliminary and unaudited, and subject to adjustment.

CUTERA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	December 31,	March 31,
	2010	2009	2009

Assets
Current assets:
Cash and cash equivalents	$22,519	$22,829	$35,793
Marketable investments	73,733	76,780	58,131
Accounts receivable, net	3,488	3,327	5,262
Inventories	6,953	6,408	9,846
Deferred tax asset	178	175	4,652
Other current assets and prepaid expenses	3,190	2,785	2,997
Total current assets	110,061	112,304	116,681

Property and equipment, net	796	847	1,241
Long-term investments	7,153	7,275	9,463
Intangibles, net	781	829	975
Deferred tax asset, net of current portion	97	97	6,312
Total assets	$118,888	$121,352	$134,672

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,898	$1,081	$1,535
Accrued liabilities	7,328	9,048	8,166
Deferred revenue	6,270	6,160	6,596
Total current liabilities	15,496	16,289	16,297

Deferred rent	1,398	1,493	1,658
Deferred revenue, net of current portion	1,594	1,968	4,001
Income tax liability	729	749	1,421
Total liabilities	19,217	20,499	23,377

Stockholders’ equity:
Common stock	13	13	13
Additional paid-in capital	86,150	85,248	81,450
Retained earnings	15,236	17,254	29,582
Accumulated other comprehensive income (loss)	(1,728)	(1,662)	250
Total stockholders’ equity	99,671	100,853	111,295
Total liabilities and stockholders’ equity	$118,888	$121,352	$134,672

CUTERA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2010	2009	2009

Net revenue	$13,749	$15,416	$14,430
Cost of revenue	5,829	5,783	5,936
Gross profit	7,920	9,633	8,494

Operating expenses:
Sales and marketing	6,361	6,100	7,003
Research and development	1,454	1,888	1,743
General and administrative	2,242	2,063	2,520
Litigation settlement	-	-	850
Total operating expenses	10,057	10,051	12,116
Loss from operations	(2,137)	(418)	(3,622)
Interest and other income, net	166	174	599
Other-than-temporary impairments on long-term investments	-	-	-
Loss before income taxes	(1,971)	(244)	(3,023)
Provision (benefit) for income taxes	47	(251)	(1,195)
Net income (loss)	$(2,018)	$7	$(1,828)

Net income (loss) per share:
Basic	$(0.15)	$0.00	$(0.14)
Diluted	$(0.15)	$0.00	$(0.14)

Weighted-average number of shares used in per share calculations:
Basic	13,438	13,427	13,120
Diluted	13,438	13,610	13,120

CUTERA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2010	2009	2009
Cash flows from operating activities:
Net income (loss)	$(2,018)	$7	$(1,828)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Stock-based compensation	828	840	1,045
Tax benefit from stock-based compensation	-	111	(26)
Excess tax deficit related to stock-based compensation	-	(23)	-
Depreciation and amortization	194	196	228
Provision for excess and obsolete inventories	(23)	363	373
Provision for doubtful accounts receivable	(82)	(25)	55
Change in deferred tax asset and deferred tax liability	(3)	(28)	(105)
Changes in assets and liabilities:
Accounts receivable	(79)	(667)	475
Inventories	(522)	1,113	(292)
Other current assets and prepaid expenses	295	339	(914)
Accounts payable	817	(131)	(155)
Accrued liabilities	(1,760)	1,767	(682)
Deferred rent	(55)	(55)	(55)
Deferred revenue	(264)	(498)	(1,068)
Income tax liability	(20)	(133)	(31)
Net cash provided by (used in) operating activities	(2,692)	3,176	(2,980)

Cash flows from investing activities:
Acquisition of property and equipment	(95)	(56)	(62)
Proceeds from sales of marketable and long-term investments	14,990	7,120	6,578
Proceeds from maturities of marketable investments	14,125	975	1,145
Purchase of marketable and long-term investments	(26,712)	(22,860)	(5,542)
Net cash (used in) provided by investing activities	2,308	(14,821)	2,119

Cash flows from financing activities:
Proceeds from exercise of stock options and employee stock purchase plan	74	149	114
Excess tax benefit related to stock-based compensation	-	23	-
Net cash provided by financing activities	74	172	114

Net increase (decrease) in cash and cash equivalents	(310)	(11,473)	(747)
Cash and cash equivalents at beginning of period	22,829	34,302	36,540
Cash and cash equivalents at end of period	$22,519	$22,829	$35,793

CUTERA, INC.
CONSOLIDATED REVENUE HIGHLIGHTS
(in thousands, except percentage data)
(unaudited)

	Three Months Ended
	March 31,	% of	December 31,	% of	March 31,	% of
	2010	Revenue	2009	Revenue	2009	Revenue

Revenue By Geography:
United States	$4,547	33%	$5,298	34%	$6,345	44%
International	9,202	67%	10,118	66%	8,085	56%
	$13,749		$15,416		$14,430

Revenue By Product Category:
Products	$7,445	54%	$8,083	52%	$7,652	53%
Product upgrades	1,203	9%	2,036	13%	1,754	12%
Service	3,314	24%	3,327	22%	3,253	23%
Titan refills	1,322	10%	1,524	10%	1,385	10%
Dermal fillers and cosmeceuticals	465	3%	446	3%	386	2%
	$13,749		$15,416		$14,430